Exhibit 10.1

Applied Digital Corporation

October 11, 2024

Saidal Mohmand

Via Email

Re:	Offer of Continued Employment

Dear Saidal:

We are pleased to offer you continued employment with Applied Digital Corporation, a Nevada corporation (the “Company”) on the terms set forth in this letter agreement (together with Exhibit A hereto, the “Letter Agreement”), effective as of the later of (i) October 14, 2024, or such other date as mutually agreed in writing, and (ii) the date the Other Contingencies are satisfied (the later of (i) and (ii), the “Effective Date”).

Position: You will have the position of Chief Financial Officer of the Company, reporting to the Chief Executive Officer of the Company (“CEO”) or such other person as designated from time to time by the CEO. Your duties and responsibilities may be modified from time to time by the CEO or other individual to whom you report. You are an exempt employee and are not entitled to overtime pay regardless of the number of hours worked.

You will at all times perform your duties and responsibilities honestly, diligently, in good faith and to the best of your ability and you will observe and comply with all of the policies and procedures established by the Company that are applicable to the Company’s employees, and with all applicable laws, rules and regulations imposed by any governmental or regulatory authorities. You will exercise your best efforts in furtherance of, and devote all of your business time and efforts to, the operation of the business and affairs of the Company and its subsidiaries and shall not provide any services to any other person, company, entity or firm during your employment unless approved by the Company in writing.

Travel: You acknowledge that you may be expected to travel in furtherance of the performance of your duties and agree to do so as needed.

Base Salary: Your base salary shall be at the annualized rate of $475,000 (the “Base Salary”). The Base Salary shall be payable in accordance with the Company’s normal payroll practices, subject to applicable withholdings and deductions and shall be subject to review by the Company from time to time.

Annual Bonus Opportunity: For each fiscal year during your employment, you will also be eligible for an annual bonus with a target of 75% of your Base Salary (the “Annual Bonus”), subject to applicable withholdings and deductions. The actual amount of your Annual Bonus, if any, shall be based upon Company performance and your individual performance for such fiscal year, as determined by the Board of Directors of the Company (the “Board”) or the Compensation Committee thereof (the “Committee”), and may be more or less than such target amount. Except as otherwise provided in this Letter Agreement, each Annual Bonus, if any, will be subject to your continued employment with the Company through the date of payment, irrespective of any reason for your termination.

Initial Equity Awards: Subject to approval of the Board or the Committee, you shall receive 490,000 restricted stock units (the “RSUs”) subject to the terms and conditions of the Company’s 2022 Incentive Plan, as amended (the “Plan”) and an award agreement provided by the Company thereunder. The RSUs are expected to vest as follows: (i) one-sixth (1/6th) of the RSUs shall vest on April 4, 2025 (the “First Vesting Date”); and (ii) one-sixth (1/6th) of the RSUs shall vest on each six (6) month anniversary of the First Vesting Date thereafter (such that the RSUs shall be fully vested on October 4, 2027), in each case, subject to your continued employment with the Company through the applicable vesting date. Additionally, in the event of a Change of Control (as defined in the Plan), the RSUs are expected to be subject to accelerated vesting as follows: (x) in the event such Change of Control is consummated prior to the one (1) year anniversary of the Effective Date, vesting of fifty percent (50%) of the then-unvested RSUs shall accelerate upon consummation of such Change in Control (or, in the event a “Replacement Award” is not issued with respect to any RSUs that would not otherwise vest, vesting of one-hundred percent (100%) of the then-unvested RSUs shall accelerate upon consummation of such Change in Control), and (y) in the event such Change of Control is consummated on or after the one (1) year anniversary of the Effective Date, vesting of one hundred percent (100%) of the then-unvested RSUs shall accelerate upon consummation of such Change in Control.

Without limitation of the foregoing, subject to approval of the Board or the Committee, you shall receive 490,000 performance stock units (the “PSUs”), subject to the terms and conditions of the Plan, and an award agreement provided by the Company thereunder. Such award agreement would set forth time- and performance-based vesting conditions applicable to the PSUs.

Other Equity Awards: You will be eligible for grants of equity awards from time to time, subject to approval by the Board or the Committee. Any such equity award shall be subject to terms and conditions determined by the Board or the Committee, as applicable.

Paid Time Off: You will be eligible for paid time off and other leave time in accordance with the Company’s policies as may be in effect from time to time.

Other Benefits: You shall be eligible for participation in welfare and other benefit plans, practices, policies and programs established by the Company or any of its subsidiaries, on such terms as may be generally available to employees of the Company, and your participation in such plans is subject to the terms and conditions of the Company’s (or its subsidiaries’) benefit plan documents, policies and procedures, from time to time established and in effect. The Company reserves the right to change, replace or terminate any or all of the foregoing benefits from time to time, including contribution levels.

Expenses: The Company will reimburse you for all reasonable, documented business expenses you incur in accordance with the performance of your duties to the Company, subject to the Company’s policies with respect to expense reimbursement as in effect from time to time.

Employee Covenants Agreement: You are required, as a condition of your continued employment with the Company, to execute the Employee Non-Disclosure, Invention Assignment and Restrictive Covenants Agreement attached hereto as Exhibit A (the “Employee Covenants Agreement”) simultaneously herewith and to comply with all its terms.

Termination: Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason or for no reason, with or without advance notice. If your employment is terminated for any reason, you will receive only (i) payment of any accrued and unpaid Base Salary as of such termination date, and (ii) reimbursement of business expenses incurred but not paid prior to such termination date, to the extent eligible for reimbursement in accordance with the terms of this Letter Agreement (together, the “Accrued Obligations”). Notwithstanding the foregoing, in the event your employment is terminated by the Company without “Cause” (as defined below) then, subject to your execution and delivery to the Company, and non-revocation (if applicable), of an executed waiver and release of claims in a form provided by the Company (the “Release”) that becomes effective and irrevocable within sixty (60) days of your date of termination (or such shorter time period set forth in the Release), and your continued compliance with the terms and conditions of this Letter Agreement, the Employee Covenants Agreement, and the Release, you shall receive, in addition to the Accrued Obligations, the following: (i) an amount in cash equal to twelve (12) months of your Base Salary (or, in the event of your termination without Cause within eighteen (18) months following consummation of a Change in Control (as defined in the Applied Digital Corporation 2024 Incentive Plan, as amended, restated, or otherwise modified from time to time), twenty-four (24) months of your Base Salary), at the rate in effect as of your date of termination, payable, less applicable withholdings and deductions in the form of salary continuation in regular installments over twelve (12) or twenty-four (24) months, as applicable, with the first of such installments to commence on the first regular payroll date following the date the Release becomes effective and irrevocable (the “Cash Severance Payments”); and (ii) an amount equal to one hundred percent of your target Annual Bonus for the fiscal year in which your termination of employment occurs, payable in a lump sum within ten (10) days following the later of the date that the Annual Bonus would otherwise have been paid, had employment not terminated, and the effectiveness of the Release, but in no event later than August 15th following the fiscal year in which the date of termination occurs. Notwithstanding the foregoing, in the event the period to consider and, if applicable, revoke the Release plus the first regular payroll date thereafter spans two calendar years, the Cash Severance Payments shall commence on the later of the first regular payroll date of such second calendar year or the first payroll date following the effectiveness of the Release.

For purposes of this Letter Agreement, “Cause” means your (i) indictment for or conviction of, or the entry of a plea of guilty or no contest to, a felony or any other crime involving dishonesty or moral turpitude or that causes the Company or its affiliates disgrace or disrepute, or adversely affects the Company’s or its affiliates’ operations or financial performance or the relationship the Company or its affiliates have with their respective customers, (ii) gross negligence or willful misconduct with respect to the Company or any of its affiliates, including, without limitation fraud, embezzlement, misappropriation, theft or dishonesty (A) in the course of your employment or other service or (B) otherwise which is injurious to the Company or any of its affiliates; (iii) failure to perform at a level of effort or results commensurate with your role or responsibilities; (iv) refusal to perform any obligation or fulfill any duty (other than any duty or obligation of the type described in clause (vi) below) to the Company or its affiliates (other than due to a disability); (v) breach of any agreement with or duty owed to the Company or any of its affiliates; (vi) any breach of any obligation or duty to the Company or any of its affiliates (whether arising by statute, common law or agreement) relating to confidentiality, noncompetition, nonsolicitation or proprietary rights; (vii) any breach of any policy of the Company or its affiliates or any action that the Board determines is reasonably likely to cause the Company or its affiliates disgrace or disrepute; (viii) repeatedly (i.e., on more than one occasion) being under the influence of drugs or alcohol (other than over-the-counter or prescription medicine or other medically-related drugs to the extent they are taken in accordance with their directions or under the supervision of a physician) which interferes with the performance of your duties to the Company or any of its affiliates, or, while under the influence of such drugs or alcohol, engaging in inappropriate conduct during the performance of your duties to the Company or any of its affiliates; or (ix) engaging in any act or discrimination or harassment or any unwelcome sexual advances, requests for sexual favors, and other verbal or physical conduct of a sexual nature.

Section 280G: Notwithstanding any other provisions of this Letter Agreement or any other agreement between the Company and you, in the event that any payment or benefit by the Company or otherwise to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Letter Agreement or otherwise (all such payments and benefits, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or would not be deductible by the Company or any of its subsidiaries or affiliates pursuant to Section 280G of the Code (the “Deduction Loss”), then the Total Payments shall be reduced (in the order provided in the immediately following paragraph) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments and the Deduction Loss, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which you would be subject in respect of such unreduced Total Payments). You shall execute any waiver or other documentation and take all other actions requested by the Company to acknowledge the reduction pursuant to this paragraph.

The Total Payments shall be reduced in the following order: (i) reduction on a pro-rata basis of any cash severance payments that are exempt from Section 409A of the Code (“Section 409A”), (ii) reduction on a pro-rata basis of any non-cash severance payments or benefits that are exempt from Section 409A, (iii) reduction on a pro-rata basis of any other payments or benefits that are exempt from Section 409A, and (iv) reduction of any payments or benefits otherwise payable to you on a pro-rata basis or such other manner that complies with Section 409A; provided, in case of subclauses (ii), (iii) and (iv), that reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time.

The Company will make all determinations regarding the application of the foregoing, which determinations shall be final, binding and conclusive the Company, you, and all other interested persons.

In the event it is later determined that to implement the objective and intent of the foregoing, (i) a greater reduction in the Total Payments should have been made, the excess amount shall be returned promptly by you to the Company or (ii) a lesser reduction in the Total Payments should have been made, the excess amount shall be paid or provided promptly by the Company to you, except to the extent the Company reasonably determines would result in imposition of a penalty tax under Section 409A.

Recoupment of Erroneously Awarded Compensation: In accordance with the Nasdaq Stock Exchange listing standards and the requirements thereunder, the Company has adopted a clawback policy (the “Clawback Policy”). You acknowledge and agree that: (i) you shall be bound by and abide by the terms of the Clawback Policy as it currently exists; (ii) the Clawback Policy may be amended or restated from time to time, and you shall be bound by and abide by the terms of the Clawback Policy as it may change over time; (iii) you shall cooperate and shall promptly return any incentive-based compensation that the Company determines is subject to recoupment under the Clawback Policy; and (iv) any incentive-based or other compensation paid to you under any agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as may be required by such law, government regulation or stock exchange listing requirement.

Other Contingencies: This offer is contingent upon satisfactory completion of any independence and conflict checks as the Company may deem necessary (the “Other Contingencies”).

Section 409A: The intent of the parties is that the payments and benefits under this Letter Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Letter Agreement shall be interpreted to be exempt from or in compliance therewith. Notwithstanding anything in this Letter Agreement to the contrary, any compensation or benefits payable under this Letter Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Letter Agreement as payable upon your termination of employment shall be payable only upon your “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”). Notwithstanding anything in this Letter Agreement to the contrary, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which you are entitled under this Letter Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of your benefits shall not be provided to you prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of your Separation from Service with the Company or (B) the date of your death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to you (or your estate or beneficiaries), and any remaining payments due to you under this Letter Agreement shall be paid as otherwise provided herein. Your right to receive any installment payments under this Letter Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.

Miscellaneous:

By signing this Letter Agreement below, you acknowledge and agree that no one at the Company has made any representation to you which differs from the terms set forth in this Letter Agreement. The terms of this Letter Agreement, together with the Employee Covenants Agreement entered into on or about the date hereof, supersede any and all prior agreements, understandings and representations (whether written or oral) relating to the terms of your employment; provided, however, any equity award that you have previously received shall continue in effect in accordance with its terms. No modification, amendment, supplement or waiver of the terms set forth in this Letter Agreement (or Exhibit A hereto) shall be binding unless made in writing and signed by you and the Company. The Company may assign this Letter Agreement to any of its affiliates, and successors and assigns, and you shall not be entitled to any additional compensation. All determinations, interpretations, exercises of authority or other actions by the Company or the Board hereunder shall be made or taken by the Company, the Board, or the Committee, as applicable, in their sole and absolute discretion. This Letter Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument.

This Letter Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Texas without reference to the principles of conflicts of law of the State of Texas or any other jurisdiction that would result in application of the laws of a jurisdiction other than the State of Texas, and where applicable, the laws of the United States. Any controversy, claim or dispute arising out of or relating to this Letter Agreement or the Employee Covenants Agreement, shall be settled solely and exclusively by a binding arbitration process administered by JAMS in Dallas County, Texas. Such arbitration shall be conducted in accordance with the then-existing Employment Arbitration Rules before a sole arbitrator. The Company and you will each be responsible for their own attorneys’ fees and expenses incurred in connection with any such arbitration. The decision arrived at by the arbitrator shall be binding upon all parties to the arbitration and no appeal shall lie therefrom, except as provided by the Federal Arbitration Act. These arbitration procedures are intended to be the exclusive method of resolving any claim or dispute arising out of or related to this Letter Agreement, including the applicability of this paragraph; provided, however, that any party seeking injunctive relief in connection with a breach or anticipated breach of the Letter Agreement will do so in a state or federal court of competent jurisdiction within Dallas, Texas. Neither an application for temporary emergency relief, nor a court’s consideration of granting such relief shall (i) constitute a waiver of the right to pursue arbitration under this provision or (ii) delay the appointment of the arbitrator(s) or the progress of arbitration proceedings. You knowingly, voluntarily and expressly waive any and all rights to initiate, participate in, or receive money or any other form of relief from any class, collective or representative proceeding and agrees each arbitration proceeding shall proceed on an individualized basis. THE PARTIES ACKNOWLEDGE AND AGREE THAT THEY ARE WAIVING THEIR RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE ARISING OUT OF THIS LETTER AGREEMENT OR RELATED TO YOUR EMPLOYMENT OR THE TERMINATION THEREOF.

[Signature Page Follows]

To accept this offer, please countersign this Letter Agreement below and the Employee Covenants Agreement by October 14, 2024.

Sincerely,

Applied Digital Corporation

Print Name:	Wes Cummins

Signature:	/s/ Wes Cummins

Title:	Chief Executive Officer

Dated:	10/15/2024

Accepted:

/s/Mohammad Saidal LaVanway Mohmand
Name: Mohammad Saidal LaVanway Mohmand
Dated:	10/14/2024

Exhibit A

Employee Covenants Agreement

Attached.

EMPLOYEE NON-DISCLOSURE, INVENTION ASSIGNMENT AND

RESTRICTIVE COVENANTS AGREEMENT

As a condition of my continued employment with Applied Digital Corporation, a Nevada corporation, its subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and in consideration of my continued employment and the compensation and benefits afforded to me in connection with that continued employment, I am entering into this Employee Non-Disclosure, Invention Assignment and Restrictive Covenants Agreement (this “Agreement”).

Representations and Warranties; Covenants.

No Conflict with any Other Agreement or Obligation. I represent and warrant that I am not bound by any agreement or arrangement with or duty to any other person that would conflict with this Agreement. Except for any obligation described on Exhibit A attached to this Agreement (if none listed, I represent there are none), I do not have any non-disclosure, confidentiality, non-competition or other similar obligations to any other person concerning proprietary, secret or confidential information that I learned of during any previous engagement, employment or association nor have I had any obligation to assign contributions or inventions of any kind to any other person. I shall not disclose to the Company or induce the Company to use any proprietary, trade secret or confidential information or material belonging to others.

No Infringement of Third-Party Intellectual Property Rights. I represent and warrant that the Inventions (as defined in Section 3 below) will not infringe any patent, copyright, trade secret or other proprietary right of any third party.

Confidential Information.

Definition of Confidential Information. “Confidential Information” includes, whether or not expressly labeled as confidential, all confidential non-public or proprietary information or trade secrets disclosed to or learned by me as a consequence of my employment or service with the Company, including without limitation any third-party information that the Company treats as confidential, and any information learned by me as a result of my employment or service with the Company. Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature: (i) the set-up of the Company’s production techniques, designs, concepts, drawings, ideas, intellectual property, inventions, specifications, models, research, development, processes, procedures, trade secrets, know-how, new product or new technology information, designs, product designs, customer names and other information related to customers, employee information, pricing policies, financial information, business plans, computer programs (whether in source code or object code), strategies, methods, systems, inventions, production method and sources, marketing and sales information, information received from others that the Company is obligated to treat as confidential or proprietary, (ii) information related to cloud products and services that provide high-performance computing power for artificial intelligence applications (including, without limitation, large language model training, inference, and graphics rendering, including, without limitation, books and records), statements (financial or otherwise), organizational and governing documents, software programs, applications and data bases, lists of (and agreements, contracts, terms, arrangements and negotiations with) existing or potential counterparties (including, without limitation, lenders, investors, customers, lessors, landlords, employees, sales representatives, independent or other contractors and other commercial partners and service providers), analyses, reports, studies and research (industry, market, product or otherwise), forecasts, projections, pipelines, budgets, memoranda, compilations, (iii) and any other technical, operating, financial and other business information that has commercial value, relating to the Company, its business, potential business, operations or finances, or the business of the Company’s customers, of which I may have acquired or developed knowledge or of which I may in the future acquire or develop knowledge of during my work for the Company, or from my colleagues while working for the Company, and (iv) any other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

Protection of Confidential Information.

I will use the Confidential Information only in the performance of my duties for the Company.

I will not disclose the Confidential Information, directly or indirectly, at any time during or after my employment with the Company except to persons authorized by the Company to receive this information.

I will not use the Confidential Information, directly or indirectly, at any time during or after my employment with the Company, for my personal benefit, for the benefit of any other person or entity, or in any manner adverse to the interests of the Company.

I will take all action reasonably necessary to protect the Confidential Information from being disclosed to anyone other than persons authorized by the Company.

I acknowledge that my obligation of non-disclosure and non-use of Confidential Information under this Agreement shall continue until I can document that it is or becomes readily generally available to the public without restriction through no fault of mine (including breach of this Agreement) or, if a court requires a shorter duration, then the maximum time allowable by law will control.

Permitted disclosures. Notwithstanding anything to the contrary contained herein, (i) nothing in this Agreement prohibits me from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies), and (ii) this Agreement is not intended to, and shall not, in any way prohibit, limit or otherwise interfere with my protected rights under federal, state or local law to, without notice to the Company: (A) communicate or file a charge with or provide information to a government regulator, such as, by way of example and not limitation, the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other self-regulatory organization; (B) participate in an investigation or proceeding conducted by a government regulator; (C) receive an award paid by a government regulator for providing information; or (D) otherwise engage in activity protected by applicable whistleblower laws. I further acknowledge that pursuant to the Defend Trade Secrets Act, 18 USC Sections 1833(b)(1) and (2): (a) I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if (i) I make such disclosure in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) I make such disclosure in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal; and (b) if an individual files a lawsuit for retaliation by an employer for reporting suspected violation of law, the individual may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

Return of Confidential Information. When my employment with the Company terminates, for any reason or no reason, or at any time during my employment upon demand, I will immediately, and without the need for request by the Company: (a) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, Company credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, email messages, recordings, tapes, disks, thumb drives, or other removable information storage devices, hard drives, and data and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information, that are in my possession or control, whether they were provided to me by the Company or created by me in connection with my employment by the Company; and (b) delete or destroy all copies of any such documents and materials not returned to the Company that remain in my possession or control, including those stored on any non-Company devices, networks, storage locations, and media in my possession or control. I agree that any social media or other electronic accounts I open, handle or become involved with on the Company’s behalf constitute Company property and I agree I will provide all access codes, passcodes, and administrator rights to the Company at any time during or after my employment on demand. In the event that I leave the employ of the Company, I hereby grant consent for the Company to notify my new employer about my rights and obligations under this Agreement.

Inventions.

Definition of Inventions. The term “Inventions” includes:

contributions and inventions, discoveries, creations, developments, improvements, works of authorship and ideas (whether or not they are patentable or copyrightable) of any kind that are or were, since the date of commencement of my employment with the Company, conceived, created, developed or reduced to practice by me, alone or with others, while employed by the Company that are either: (i) conceived during regular working hours or at my place of work, whether located at Company, affiliate or customer facilities, or at my own facilities; or (ii) regardless of whether they are conceived or made during regular working hours or at my place of work, are directly or indirectly related to the Company’s business or potential business, result from tasks assigned to me by the Company, or are conceived or made with the use of the Company’s resources, facilities or materials; and

any and all patents, patent applications, copyrights, trade secrets, trademarks, domain names and other intellectual property rights, worldwide, with respect to any of the foregoing.

The term “Inventions” specifically excludes any invention that: (i) by law (including, without limitation, the applicable statutory provision for my state of employment set forth in Exhibit C, if any) I cannot be required to assign; or (ii) inventions I developed entirely on my own time without using any Company equipment, supplies, facilities or trade secret information, unless (1) the invention related at the time of conception or reduction to practice of the invention to (x) the Company’s business, or (y) the Company’s actual or demonstrably anticipated research or development, or (2) the invention results from any work performed by me for the Company. Nevertheless, if I believe any invention, work of authorship or other matter created by me during the term of my employment is not within the definition of Inventions, I will disclose it to the Company so that the Company may make an assessment of whether it falls within the definition of Invention within this Agreement.

All Inventions are Exclusively the Property of the Company.

I will promptly disclose all Inventions, in full detail, to persons authorized by the Company. I will not disclose any Invention to anyone other than persons authorized by the Company or by law, without the Company’s express prior written instruction to do so.

All Inventions will be deemed “work made for hire” as that term is used in the U.S. Copyright Act and belong solely to the Company from conception. I hereby expressly disclaim all interest in all Inventions. To the extent that title to any Invention or any materials comprising or including any Invention is found not be a “work made for hire” as a matter of law, I hereby irrevocably assign to the Company all of my right, title and interest to that Invention. At any time during or after my employment with the Company that the Company requests, I will sign whatever written documents of assignment are necessary to formally evidence my irrevocable assignment to the Company of any Invention.

At all times during or after my employment with the Company I will assist the Company in obtaining, perfecting, maintaining and renewing patent, copyright, trademark and other appropriate protection for any Invention, in the United States and in any other country, at the Company’s expense.

In the event that the Company is unable to secure my signature on any such document, I hereby irrevocably designate and appoint the Company and each of its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on my behalf, to sign and file any such document and to do all other lawful acts to further the prosecution, issuance and enforcement of patents, copyrights or other rights or protections with the same force and effect as if I had signed such documents.

To the extent any copyrights are assigned under this Agreement, I hereby irrevocably waive to the extent permitted by applicable law, any and all claims I may now or hereafter have in any jurisdiction to all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known as “moral rights” with respect to all Inventions and all intellectual property rights therein.

Prior Inventions. I acknowledge that this Section 3 requiring assignment of Inventions to the Company may not apply to any inventions the applicable statutory provision for my state of employment set forth in Exhibit C, if any, provides I cannot be required to assign. I acknowledge that I reviewed the applicable state statutory provision, if any, in Exhibit C prior to my execution of this Agreement. Nevertheless, I shall comply with the provisions of this Section 3 and disclose any inventions that I believe are not subject to assignment under this Agreement, pursuant to state law or otherwise, so that the Company may make its assessment. On Exhibit B attached to this Agreement I have included a complete list, with nonconfidential descriptions, of any inventions, ideas, reports and other creative works that I made or conceived prior to my employment with the Company, in each case limited to items that are owned by me or by an entity controlled by me, or items that I or an entity controlled by me may license to others (collectively, the “Prior Inventions”), or, if no such list is attached I represent and warrant that there are no such Prior Inventions. I intend that the items on that list and only the items on that list shall be excluded from the restrictions set forth in this Agreement. I will not assert any right, title or interest in or to any invention or claim that I made, conceived or acquired any invention before my employment with the Company unless I have specifically identified that invention on the attached Exhibit B. In the event that any Prior Invention is incorporated into or necessary for the use of any Invention, I hereby grant the Company an unrestricted, perpetual, irrevocable, transferable, worldwide, royalty free, paid-up, non-exclusive license, with the right to grant sublicenses through multiple tiers, under all intellectual property and other rights with respect to the Prior Invention, to make, have made, use, sell, offer to sell, import, reproduce, prepare derivative works, distribute, perform, display and otherwise fully exploit, and reproduce the Prior Invention and any products, services, methods, processes, technologies and other items derived from, incorporating or using the Prior Invention, for commercial, internal business and all other purposes.

Restrictive Covenants.

Definitions

“Business Partner” means any of the Company’s customers, clients, members, suppliers, or business partners or relations.

“Competitive Business” means, directly or indirectly, (i) the business of (A) acquiring, owning, operating, managing and monetizing digital infrastructure solution businesses for high performance computing applications and (B) acquiring real estate and design, developing and operating thereon data centers to provide digital infrastructure solutions for high performance computing applications, and or (ii) a person or division or unit of a larger enterprise engaged in the same, similar, or other additional lines of business in which the Company engages or has taken active steps to engage based on discussions or actions taken by or among senior management or the Board of Directors of the Company during my employment up to the date of termination of my employment hereunder.

“Prohibited Activity” is activity in which I contribute my knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, intern or any other similar capacity to (i) a person or entity engaged in the same or similar business as the Company, including those engaged in a Competitive Business, or (ii) any activity that may require or inevitably require disclosure of trade secrets, proprietary information or Confidential Information.

“Restricted Area” means any geographic location (i) where I performed direct, substantive services for any of the Company’s customers, (ii) in which I provided services to the Company, or (iii) where my use or disclosure of Confidential Information could disadvantage the Company.

“Restricted Period” means the period of employment and twelve (12) months following the termination of employment for any reason.

Obligations During Employment. To protect the legitimate business interests of the Company and in consideration of the Company’s willingness to provide to me access to its Confidential Information, customer relationships and goodwill, I agree that during the term of employment with the Company, I will not directly or indirectly, whether as employee, owner, sole proprietor, partner, shareholder, director, member, consultant, agent, founder, co-venture partner or otherwise, (a) do anything to divert or attempt to divert from the Company any business of any kind, including, without limitation, solicit or interfere with any of the Company’s Business Partners with whom I performed direct, substantive services during my employment or as to whom I had access to Confidential Information where my use or disclosure of Confidential Information could disadvantage the Company, (b) solicit, induce, recruit or encourage any person engaged or employed by the Company to terminate his or her employment or engagement, (c) engage in Prohibited Activity, or (d) become employed by, engage, invest or participate in any Competitive Business, provided, however, that I may own, as a passive investor, publicly-traded securities of any corporation that competes with the business of the Company so long as such securities do not, in the aggregate, constitute more than two percent (2%) of any class of outstanding securities of such corporations.

Post-Employment Non-Solicitation Obligations. To protect the legitimate business interests of the Company and in consideration of the Company’s willingness to provide to me access to its Confidential Information, customer relationships and goodwill, I agree that during the Restricted Period and in the Restricted Area, I will not directly or indirectly, whether as employee, owner, sole proprietor, partner, shareholder, director, member, consultant, agent, founder, co-venture partner or otherwise, (a) do anything to divert or attempt to divert from the Company any business of any kind, including, without limitation, solicit or interfere with any of the Company’s Business Partners with whom I performed direct, substantive services during my employment or as to whom I had access to Confidential Information where my use or disclosure of Confidential Information could disadvantage the Company, or (b) solicit, induce, recruit or encourage any person engaged or employed by the Company who had access to Confidential Information to terminate his or her employment or engagement. This restriction in 4.3(a) shall not apply with respect to any Business Partner with whom I can demonstrate I had a pre-existing relationship prior to my employment with the Company. THIS SECTION 4.3 SHALL NOT APPLY AS SET FORTH IN, AND/OR SHALL BE LIMITED BY ANY APPLICABLE LIMITATION LISTED ON, EXHIBIT D.

Post-Employment Non-Competition Obligations. To protect the Company’s legitimate protectable interests in, among other things, the Company’s Confidential Information, customer relationships and goodwill, I agree that during the Restricted Period and in the Restricted Area, I shall not, directly or indirectly, become employed by, engage with (as a consultant, advisor or otherwise), invest in or otherwise own or participate in any Competitive Business in any capacity in which the Company’s Confidential Information would reasonably be considered useful to the competitor or would enable the other third party to become a competitor of the Company, provided, however, that I may own, as a passive investor, publicly-traded securities of any corporation that competes with the business of the Company so long as such securities do not, in the aggregate, constitute more than two percent (2%) of any class of outstanding securities of such corporations. THIS SECTION 4.4 SHALL NOT APPLY AS SET FORTH IN, AND/OR SHALL BE LIMITED BY ANY APPLICABLE LIMITATIONS LISTED ON, EXHIBIT D.

Reformation of Prohibited Terms. Any term contained in this Section 4 shall be deemed modified, blue-penciled, and/or stricken from the Agreement to the extent necessary if I work in a state where such restriction is prohibited by applicable law.

Covenant of Non-Disparagement. Unless authorized by law, I will not at any time, either during or after my employment with the Company, disparage the reputation of the Company, its customers, and/or its or their respective affiliates or any of its or their respective officers, directors, employees or agents. Nothing in this Agreement shall be deemed to prohibit me from (a) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful or (b) exercising my rights under Section 7 of the National Labor Relations Act.

Miscellaneous.

Interpretation and Scope of this Agreement. Each provision of this Agreement shall be interpreted on its own. If any provision is held to be unenforceable as written, including but not limited to being too broad as to the period of time, territory, and/or scope, then, and in that event, such provision will nonetheless remain valid and fully effective, but will be considered to be amended so that the period of time, territory, and/or scope set forth will be changed to be the maximum period of time, the largest territory, and/or the broadest scope, as the case may be, that would be found enforceable by such court or arbitrator. In the event that one or more of the provisions contained in this Agreement shall for any reason be held unenforceable in any respect under the law of any state of the United States or the United States, then it shall (a) be enforced to the fullest extent permitted under applicable law and (b) such unenforceability shall not affect any other provision of this Agreement, but this Agreement shall then be construed as if such unenforceable portion(s) had never been contained herein.

Remedies. I understand and agree that if I breach or threaten to breach any of the provisions of this Agreement the Company would suffer immediate and irreparable harm and that monetary damages would be an inadequate remedy. I agree that, in the event of my breach or threatened breach of any of the provisions of this Agreement, the Company shall have the right to seek relief from a court to restrain me (on a temporary, preliminary and permanent basis) from using or disclosing Company Confidential Information or Inventions or otherwise violating the provisions of this Agreement, and that any such restraint shall be in addition to (and not instead of) any and all other remedies to which the Company shall be entitled, including money damages. The Company shall not be required to post a bond to secure against an imprudently granted injunction (whether temporary, preliminary or permanent). In addition, and not instead of those rights, I further covenant that I shall be responsible for payment of the fees and expenses of the Company’s attorneys and experts, as well as the Company’s court costs, pertaining to any suit, arbitration, mediation, action or other proceeding, including the costs of any investigation related thereto, arising directly or indirectly out of my violation or threatened violation of any of the provisions of this Agreement.

Reasonableness of Covenants. I understand that the nature of my position gives me access to and knowledge of Confidential Information and places me in a position of trust and confidence with the Company. I understand and acknowledge that the services I provide to the Company are unique, special or extraordinary because of my educational background, technical expertise, knowledge of the industry, and relationships with potential clients and vendors related to Company’s business. I further understand and acknowledge that the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by me is likely to result in unfair or unlawful competitive activity. I acknowledge and agree that the restrictions that are set forth in this Agreement and the location and period of time for which such restrictions apply are reasonable and necessary to protect the Company’s legitimate business interests and shall survive the termination of my employment. I further acknowledge that the restrictions contained in this Agreement will not prevent me from earning a livelihood during the applicable period of restriction.

Governing Law; Disputes. This Agreement (together with any and all modifications, extensions and amendments of it) and any and all matters arising directly or indirectly herefrom shall be governed by and construed and enforced in accordance with the internal laws of the State of Texas applicable to agreements made and to be performed entirely in such state, without giving effect to the conflict or choice of law principles thereof. Any controversy, claim or dispute arising out of or relating to this Agreement shall be resolved by arbitration in accordance with the terms and conditions of the Letter Agreement to which this Agreement is attached as Exhibit A.

Entire Agreement; Amendments and Waivers. This Agreement (including the exhibits attached hereto) represents the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and can be amended, supplemented, or changed and any provision hereof can be waived, only by written instrument signed by the party against whom enforcement of any such amendment, supplement, change or waiver is sought. Notwithstanding the foregoing, (i) nothing in this Agreement shall amend, alter, or modify the terms and conditions of any invention (or similar) assignment or agreement I have previously signed or been bound by with respect to the Company, and (ii) without limitation of the immediately preceding clause (i), in the event of any conflict between this Agreement and any other agreement I have signed or hereafter sign containing terms that are more expansive or otherwise more favorable to the Company, including, without limitation, with respect to scope or duration, the more expansive provisions shall control.

Captions. The captions and section headings in this Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

Counterparts; Binding Effect. This Agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same agreement. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications to me shall be sent to me at my address as set forth on the signature page of this Agreement, or in the Company’s records, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section and all notices to the Company shall be provided to the Company’s headquarters, attention CEO.

Electronic Monitoring Notice. I have been advised that, upon my hire, any and all telephone conversations or transmissions, electronic mail or transmissions, or internet access or usage by me by any electronic device or system, including but not limited to the use of computer, telephone, wire, radio, or electromagnetic, photo electronic, or photo-optical systems, may be subject to monitoring by the Company at any and all times and by any lawful means.

[Signature Page Follows]

By signing this Agreement below, (1) I agree to be bound by each of its terms, (2) I acknowledge that I have read and understand this Agreement and the important restrictions it imposes upon me, and (3) I represent and warrant to the Company that I have had ample and reasonable opportunity to consult with legal counsel of my own choosing to review this Agreement and understand its terms, including that it places significant restrictions on me.

EMPLOYEE:

By:	/s/Mohammad Saidal LaVanway Mohmand

Name:	Mohammad Saidal LaVanway Mohmand

Address:

Date:	10/14/2024

Accepted by Company:

Applied Digital Corporation

By:	/s/ Wes Cummins

Name:	Wes Cummins

Title:	Chief Executive Officer

Dated:	10/15/2024

[Signature Page to Employee Non-Disclosure, Invention Assignment and Restrictive Covenants Agreement]

EXHIBIT A

Obligations to Other Persons:

[Securely attach additional pages if necessary]

[If this exhibit is left blank, the employee shall be deemed to represent that he/she does not have any non-disclosure, confidentiality, non-competition or other similar obligations to any other person concerning proprietary, secret or confidential information that he/she learned of during any previous engagement, employment or association nor has he/she had any obligation to assign contributions or inventions of any kind to any other person.]

Exhibit A-1

EXHIBIT B

With respect to the assignment of rights and inventions, I have read the applicable statutory provision for my state of employment set forth in Exhibit C of this Agreement (if any). On this Exhibit B, I have included a complete list, with nonconfidential descriptions, of any inventions, ideas, reports and other creative works that I made or conceived prior to my employment with the Company.

Prior Inventions:

[Securely attach additional pages if necessary]

[If this exhibit is left blank, the employee shall be deemed to represent that he/she does not have any Prior Inventions.]

EXHIBIT B-1

EXHIBIT C

(This supplements Section 3 of the Agreement)

If I am employed by the Company in the State of California, the following provision applies:

California Labor Code Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for his employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

If I am employed by the Company in the State of Delaware, the following provision applies:

Delaware Code, Title 19, § 805. Employee’s right to certain inventions.

Any provision in an employment agreement which provides that the employee shall assign or offer to assign any of the employee’s rights in an invention to the employee’s employer shall not apply to an invention that the employee developed entirely on the employee’s own time without using the employer’s equipment, supplies, facility or trade secret information, except for those inventions that: (i) relate to the employer’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this State and is unenforceable. An employer may not require a provision of an employment agreement made unenforceable under this section as a condition of employment or continued employment.

If I am employed by the Company in the State of Illinois, the following provision applies:

Illinois Compiled Statutes Chapter 765, Section 1060/2.

Sec. 2. Employee rights to inventions - conditions.

(1) A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this State and is to that extent void and unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this subsection.

(2) An employer shall not require a provision made void and unenforceable by subsection (1) of this Section as a condition of employment or continuing employment. This Act shall not preempt existing common law applicable to any shop rights of employers with respect to employees who have not signed an employment agreement.

(3) If an employment agreement entered into after January 1, 1984, contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

EXHIBIT C-1

If I am employed by the Company in the State of Kansas, the following provision applies:

Chapter 44.—LABOR AND INDUSTRIES

Article 1.—PROTECTION OF EMPLOYEES

44-130. Employment agreements assigning employee rights in inventions to employer; restrictions; certain provisions void; notice and disclosure.

(a) Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facilities or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless:

(1)	The invention relates to the business of the employer or to the employer’s actual or demonstrably anticipated research or development; or

(2)	the invention results from any work performed by the employee for the employer.

(b) Any provision in an employment agreement which purports to apply to an invention which it is prohibited from applying to under subsection (a), is to that extent against the public policy of this state and is to that extent void and unenforceable. No employer shall require a provision made void and unenforceable by this section as a condition of employment or continuing employment.

(c) If an employment agreement contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer shall provide, at the time the agreement is made, a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless:

(1)	The invention relates directly to the business of the employer or to the employer’s actual or demonstrably anticipated research or development; or

(2)	the invention results from any work performed by the employee for the employer.

(d) Even though the employee meets the burden of proving the conditions specified in this section, the employee shall disclose, at the time of employment or thereafter, all inventions being developed by the employee, for the purpose of determining employer and employee rights in an invention.

If I am employed by the Company in the State of Minnesota, the following provision applies:

Minnesota Statute Section 181.78. Subdivision 1.

Inventions not related to employment. Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

If I am employed by the Company in the State of New Jersey, the following provision applies:

New Jersey Statutes Section 34:1B-265.

1.a.(1) Any provision in an employment contract between an employee and employer, which provides that the employee shall assign or offer to assign any of the employee’s rights to an invention to that employer, shall not apply to an invention that the employee develops entirely on the employee’s own time, and without using the employer’s equipment, supplies, facilities or information, including any trade secret information, except for those inventions that: (a) relate to the employer’s business or actual or demonstrably anticipated research or development; or (b) result from any work performed by the employee on behalf of the employer.

EXHIBIT C-2

If I am employed by the Company in the State of New York, the following provision applies:

New York Labor Law Section 203-f

1. Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(a) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(b) result from any work performed by the employee for the employer.

2. To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision one of this section, such provision is against the public policy of this state and shall be unenforceable.

If I am employed by the Company in the State of North Carolina, the following provision applies:

North Carolina General Statutes Section 66-57.1.

EMPLOYEE’S RIGHT TO CERTAIN INVENTIONS

Any provision in an employment agreement which provides that the employees shall assign or offer to assign any of his rights in an invention to his employer shall not apply to an invention that the employee developed entirely on his own time without using the employer’s equipment, supplies, facility or trade secret information except for those inventions that (i) relate to the employer’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this State and in unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this section.

If I am employed by the Company in the State of Utah, the following provision applies:

Utah Code, §§ 34-39-2 and 34-39-3

34-39-2. Definitions.

As used in this chapter:

(1) “Employment invention” means any invention or part thereof conceived, developed, reduced to practice, or created by an employee which is:

(a) conceived, developed, reduced to practice, or created by the employee:

(i)	within the scope of his employment;

(ii)	on his employer’s time; or

(iii)	with the aid, assistance, or use of any of his employer’s property, equipment, facilities, supplies, resources, or intellectual property;

(b) the result of any work, services, or duties performed by an employee for his employer;

(c) related to the industry or trade of the employer; or

(d) related to the current or demonstrably anticipated business, research, or development of the employer.

(2) “Intellectual property” means any and all patents, trade secrets, know-how, technology, confidential information, ideas, copyrights, trademarks, and service marks and any and all rights, applications, and registrations relating to them.

EXHIBIT C-3

34-39-3. Scope of act — When agreements between an employee and employer are enforceable or unenforceable with respect to employment inventions — Exceptions.

(1) An employment agreement between an employee and his employer is not enforceable against the employee to the extent that the agreement requires the employee to assign or license, or to offer to assign or license, to the employer any right or intellectual property in or to an invention that is:

(a)	created by the employee entirely on his own time; and

(b)	not an employment invention.

(2) An agreement between an employee and his employer may require the employee to assign or license, or to offer to assign or license, to his employer any or all of his rights and intellectual property in or to an employment invention.

(3) Subsection (1) does not apply to:

(a)	any right, intellectual property or invention that is required by law or by contract between the employer and the United States government or a state or local government to be assigned or licensed to the United States; or

(b)	an agreement between an employee and his employer which is not an employment agreement.

(4) Notwithstanding Subsection (1), an agreement is enforceable under Subsection (1) if the employee’s employment or continuation of employment is not conditioned on the employee’s acceptance of such agreement and the employee receives a consideration under such agreement which is not compensation for employment.

(5) Employment of the employee or the continuation of his employment is sufficient consideration to support the enforceability of an agreement under Subsection (2) whether or not the agreement recites such consideration.

(6) An employer may require his employees to agree to an agreement within the scope of Subsection (2) as a condition of employment or the continuation of employment.

(7) An employer may not require his employees to agree to anything unenforceable under Subsection (1) as a condition of employment or the continuation of employment.

(8) Nothing in this chapter invalidates or renders unenforceable any employment agreement or provisions of an employment agreement unrelated to employment inventions.

If I am employed by the Company in the State of Washington, the following provision applies:

Washington Statute 49:44.140

(1) A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

(2) An employer shall not require a provision made void and unenforceable by subsection (1) of this section as a condition of employment or continuing employment.

(3) If an employment agreement entered into after September 1, 1979, contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

If I am employed by the Company in the State of Wisconsin, the following provision applies:

In accordance with Wisconsin law, this Agreement does not obligate me to assign or offer to assign to the Company any of my rights in any invention I have developed entirely on my own time without using Company’s equipment, supplies, facilities, trade secret information or Confidential Information. Provided, however, Company shall own inventions that either; (i) relate, at the time of the conception or reduction to practice, to Company’s activities or actual or demonstrably anticipated research or development; or (ii) result from any work I performed for Company. I will advise Company promptly in writing of any inventions I believe should be an exception to this Agreement.

EXHIBIT C-4

EXHIBIT D

(This supplements Section 4 of the Agreement)

This Exhibit shall be deemed to be updated as applicable law may change from time to time. The Company intends to comply with all state laws as may be applicable. The capitalized term “Employee” used herein means the employee signatory to the Agreement.

If I am employed by the Company in the State of Alabama, the following provision applies:

If Alabama law controls, the non-solicitation of employees clauses shall be amended to provide that the solicited employee must be in a position uniquely essential to the management, organization, or service of the Company’s business, and with whom I had material contact during my employment.

If Alabama law controls, “Competitive Business” means any person or business providing product or service of the type offered or provided by the Company, or under development by the Company with Employee’s knowledge, within two (2) years prior to the end of Employee’s employment with the Company.

If I am employed by the Company in the State of California, the following provision applies:

If California law controls, then any post-employment noncompete or post-employment non-solicit of clients shall not apply to California employees doing business in California.

If I am employed by the Company in the State of Colorado, the following provision applies:

If Colorado law controls, then the post-employment noncompete shall apply to Employee only if Employee had access to Company trade secrets and if Employee’s annualized cash compensation is at least $123,750 or any threshold amount required by applicable law.

If Colorado law controls, the post-employment non-solicit of clients shall apply to Employee only if Employee’s annualized cash compensation is at least $74,250 or any other threshold amount required by applicable law.

If Colorado law controls, the non-disparagement provisions in Section 4.6 do not apply. Nothing in the Agreement shall be deemed to prohibit Employee from (a) discussing or disclosing, orally or in writing, any alleged discriminatory or unfair employment practice or any other conduct that Employee has reason to believe is unlawful, or (b) exercising Employee’s rights under Section 7 of the National Labor Relations Act.

Colorado employees are advised to consult with legal counsel before signing this Agreement.

See attached Colorado supplemental notice for signature.

If I am employed by the Company in the District of Columbia, the following provision applies:

If the law of the District of Columbia controls, then any post-employment noncompete shall not apply to any District of Columbia employee doing business in the District of Columbia if the employee’s compensation is $154,200 or less per year. If the employee’s compensation exceeds $154,200 per year or they are otherwise deemed to be a highly compensated employee under the law, the post-employment noncompete shall apply to the maximum extent permissible.

District of Columbia employees will receive a copy of this Agreement at least 14 days before the first day of employment or, if already employed by the Company, at least 14 days before execution of the Agreement is required.

See attached District of Columbia supplemental notice for signature.

EXHIBIT D-1

If I am employed by the Company in the State of Georgia, the following provision applies:

If Georgia law controls, the post-employment noncompete shall only apply to employees who, in the course of their employment, (1) customarily and regularly solicit for the Company customers or prospective customers; or (2) customarily and regularly engage in making sales or obtaining orders or contracts for products or services to be performed by others; or (3) perform executive duties as set forth in applicable law; or (4) perform the duties of a key employee or of a professional as defined in applicable law.

If Georgia law controls, then the term “solicit” used in Section 4.3(a) means solicit for the purpose of providing any Competitive Product or Service. For purposes of the Agreement, a “Competitive Product or Service” is any product or service of the type offered or provided by the Company within two (2) years prior to the end of Employee’s employment with the Company.

If Georgia law controls, then the provisions in Section 4.2 apply in the Restricted Area.

If I am employed by the Company in the State of Hawaii, the following provision applies:

If the law of Hawaii controls, then the post-employment noncompete and post-employment nonsolicit of employees will not apply to employees to the extent they are employees of a “technology business” as defined by applicable law. A “technology business” means, with certain exclusions for the broadcast industry and telecommunications carriers, a trade or business that derives the majority of its gross income from the sale or license of products or services resulting from its software development or information technology development, or both. “Information technology development” means the design, integration, deployment, or support services for software.

If I am employed by the Company in the State of Idaho, the following provision applies:

If the law of Idaho controls, then any post-employment noncompete shall apply only to key employees as per Idaho state law.

If I am employed by the Company in the State of Illinois, the following provision applies:

If Illinois law controls, then any post-employment noncompete shall only apply to Employee if Employee’s actual or expected annualized rate of earnings exceeds $75,000.

If Illinois law controls, then any post-employment nonsolicit shall only apply to Employee if Employee’s actual or expected annualized rate of earnings exceeds $45,000.

Illinois employees will receive a copy of this Agreement at least 14 calendar days before the first day of employment or will have at least 14 calendar days to review this Agreement before signing it (during which time the employee is free to use as much or as little of that period as the employee wishes or considers necessary).

Illinois employees are advised to consult with legal counsel before signing this Agreement.

If I am employed by the Company in the State of Indiana, the following provision applies:

If Indiana law controls, then the employee non-solicit shall be modified to further limit the restriction on solicitation of employees to those who have access to or possess any Confidential Information that would give a competitor an unfair advantage.

If I am employed by the Company in the State of Louisiana, the following provision applies:

If Louisiana law controls, the “Restricted Area” shall be all the parishes and municipalities where the Employee worked or performed services for the Company.

EXHIBIT D-2

If I am employed by the Company in the State of Maine, the following provision applies:

If Maine law controls, Maine employees making less than $60,240 will not be subject to the post-employment noncompete.

Maine employees will receive a copy of this Agreement at least 3 business days before the Company requires the Agreement to be signed.

If I am employed by the Company in the State of Maryland, the following provision applies:

If Maryland law controls, the post-employment noncompete shall not apply to any employee making equal to or less than (1) $22.50 per hour or $46,800 annually or (2) any other threshold amount required by applicable law.

If I am employed by the Company in the State of Massachusetts, the following provision applies:

If the Employee resides in Massachusetts at the time this Agreement is entered into in connection with the start of employment, the Employee acknowledges that he/she received this Agreement by the earlier of a formal offer of employment or at least 10 business days before the first day of employment.

If the Employee resides in Massachusetts at the time this Agreement is entered into after the start of employment, the Employee acknowledges that he/she received this Agreement at least 10 business days before the Agreement is to be effective.

If Massachusetts law controls, the post-employment noncompete will not apply to any employees who are non-exempt.

If Massachusetts law controls, the post-employment noncompete will not apply if Employee has been terminated without cause or laid off. For all other employees, in consideration of the post-employment noncompete, and only if the Company elects to enforce such restriction, the Company will pay Employee, consistent to the extent applicable with the requirements for the payment of wages under Massachusetts General Laws 149 § 148, on a pro-rata basis during the entirety of the post-employment Restricted Period 50 percent of the employee’s highest annualized base salary paid by the Company within the 2 years preceding the Employee’s cessation of employment (less applicable withholdings and deductions).

If Massachusetts law controls, the post-employment noncompete shall be amended as follows:

Post-Employment Non-Competition Obligations. To protect the Company’s legitimate protectable interests in, among other things, the Company’s Confidential Information, customer relationships and goodwill, I agree that during the Restricted Period and in the Restricted Area, I shall not, directly or indirectly, engage in, assist in, or participate in providing any services of the specific type that I provided to the Company at any time during the last two (2) years of employment to any Competitive Business, provided, however, that I may own, as a passive investor, publicly-traded securities of any corporation that competes with the business of the Company so long as such securities do not, in the aggregate, constitute more than two percent (2%) of any class of outstanding securities of such corporations. THIS SECTION 4.4 SHALL NOT APPLY AS SET FORTH IN, AND/OR SHALL BE LIMITED BY ANY APPLICABLE LIMITATIONS LISTED ON, EXHIBIT D.

If Massachusetts law controls, the “Restricted Area” means the geographic areas in which the Employee, during any time within the last 2 years of employment, provided services or had a material presence or influence.

Massachusetts employees have the right to consult with legal counsel before signing this Agreement.

Any subsequent change or changes in Employee’s duties, salary, or compensation will not affect the validity or scope of this Agreement.

EXHIBIT D-3

If I am employed by the Company in the State of Minnesota, the following provision applies:

If Minnesota law controls, then any post-employment noncompete shall not apply to Minnesota employes doing business in Minnesota.

If I am employed by the Company in the State of Nevada, the following provision applies:

If Nevada law controls, the post-employment non-solicit of customers shall be modified to confirm that the Employee shall not be restricted from servicing a customer or client after employment if (a) the Employee did not solicit the customer or client; (b) the customer or client voluntarily chose to seek services from Employee; and (c) the Employee otherwise complies with the time, geographical area, and scope of activity to be restrained.

If Nevada law controls, the post-employment noncompete shall not apply to any Nevada employee who is paid solely on an hourly wage basis.

If Nevada law controls, if the Employee’s termination of employment is the result of a reduction of force, reorganization or similar restructuring of the Company, the post-employment noncompete will only be enforceable during the period in which the Company pays sufficient consideration under applicable law.

If I am employed by the Company in the State of New Hampshire, the following provision applies:

If New Hampshire law controls, any noncompete shall not apply to any employee making less than or equal to $14.50 per hour or $30,160 annually.

New Hampshire employees who are signing the Agreement as a condition of new employment acknowledge they received this Agreement prior to acceptance of the offer of employment.

If I am employed by the Company in the State of North Dakota, the following provision applies:

If North Dakota law controls, the post-employment noncompete shall not apply to North Dakota employees doing business in North Dakota.

If I am employed by the Company in the State of Oklahoma, the following provision applies:

If Oklahoma law controls, the post-employment noncompete shall not apply to Oklahoma employees doing business in Oklahoma, and the post-employment customer nonsolicit shall be amended to provide that the Employee shall be permitted to engage in the same business as that conducted by the Company or in a similar business as long as the Employee does not directly solicit the sale of goods, services or a combination of goods and services from the established customers of the Company.

If I am employed by the Company in the State of Oregon, the following provision applies:

If Oregon law controls, subject to the below paragraph, the post-employment noncompete shall only apply to those employees whose gross salary and commissions exceed $113,241, calculated on an annual basis, at the time of their termination date. This sum will be “adjusted annually for inflation pursuant to the Consumer Price Index for All Urban Consumers, West Region (All Items), as published by the [U.S.] Bureau of Labor Statistics … immediately preceding the calendar year of the employee’s termination.” Additionally, if Oregon law controls, subject to the below paragraph, the post-employment noncompete shall only apply to those Employees engaged in administrative, executive or professional work who: (a) perform predominately intellectual, managerial or creative tasks; (b) exercise discretion and independent judgment; and (c) earn a salary and are paid on a salary basis.

EXHIBIT D-4

If Oregon law controls and the above criteria are not met such that the post-employment noncompete would otherwise not be applicable to the Employee, the post-employment noncompete will still be applicable to the Employee if, upon the Employee’s termination date, the Company notifies the Employee of the expected Restricted Period (up to 12 months) during which the Company will provide the Employee the greater of compensation equal to at least 50 percent of (a) “the employee’s annual gross base salary and commissions at the time of the employee’s termination”; or (b) “$100,533, adjusted annually for inflation pursuant to the Consumer Price Index for All Urban Consumers, West Region (All Items), as published by the [U.S.] Bureau of Labor Statistics … immediately preceding the calendar year of the employee’s termination.”

Oregon employees starting employment will receive a copy of this Agreement at least two weeks before the first day of employment. The Company will provide Employees with a signed copy of this Agreement within 30 days after their termination date.

If I am employed by the Company in the State of Rhode Island, the following provision applies:

If Rhode Island law controls, the post-employment noncompete will not apply to any employee who is designated as non-exempt, or to any employee making $37,650 or less annually.

If I am employed by the Company in the State of Virginia, the following provision applies:

If Virginia law controls, the post-employment noncompete shall not apply to any employee making less than $69,836 annually or on average less than $1,343 per week, or such other earnings threshold as may be in effect from time to time.

If I am employed by the Company in the State of Washington, the following provision applies:

If Washington state law controls, in consideration of the postemployment noncompete, and only if the Company elects to enforce such restriction, the Company will pay Employee sufficient monetary consideration as appropriate under the circumstances and as required by law.

If Washington state law controls, the post-employment noncompete shall only apply to employees whose earnings exceed $120,559.99 per year, as adjusted annually in accordance with RCW 49.62.040. If Employee’s earnings currently do not meet this threshold, Employee acknowledges that the post-employment noncompete may be enforceable against Employee in the future due to changes in Employee’s compensation.

If Washington state law controls, for the avoidance of doubt, Section 4.3(a) does not directly or indirectly prohibit the acceptance or transaction of business with any of the Company’s Business Partners.

If Washington state law controls, for the avoidance of doubt, the definition of “Business Partner” in Section 4.1(a) means any of the Company’s then-current customers, clients, members, suppliers, or business partners or relations.

Washington employees who are signing the Agreement as a condition of new employment acknowledge they received this Agreement no later than when they accepted the Company’s offer of employment (whether orally or in writing).

If I am employed by the Company in the State of Wisconsin, the following provision applies:

If Wisconsin law controls, the employee nonsolicit obligations are amended to provide the solicited employee must also be an employee who is either entrusted with Confidential Information or employed in a position essential to the management, organization or service of the business.

EXHIBIT D-5

NOTICE TO EMPLOYEES IN THE DISTRICT OF COLUMBIA

The District’s Ban on Non-Compete Agreements Amendment Act of 2020 limits the use of non-compete agreements. It allows employers to request non-compete agreements from highly compensated employees, as that term is defined in the Ban on Non-Compete Agreements Amendment Act of 2020, under certain conditions.

For more information about the Ban on Non-Compete Agreements Amendment Act of 2020, contact the District of Columbia Department of Employment Services (DOES).

Employee Signature: ______________________

Print Name: _____________________________

Dated: _________________________________

Supplement to Exhibit D (District of Columbia Employees Only)

NOTICE TO COLORADO EMPLOYEES:

The Employee Non-Disclosure, Invention Assignment and Restrictive Covenants Agreement contains, among other terms, a post-employment noncompete in Section 4. The covenant not to compete could restrict your options for subsequent employment following the separation of your employment from the Company.

You are receiving this notice either before you accept the offer of employment or at least 14 days before the effective date of the Agreement.

You have the right to consult with your own legal counsel before you sign the Agreement.

Kindly sign below to acknowledge your receipt of this notice.

Employee Signature: ______________________

Print Name: _____________________________

Dated: _________________________________

Supplement to Exhibit D (Colorado Employees Only)